Exhibit 99.8(m)(i)

AMENDMENT TO PROTECTIVE LIFE INSURANCE COMPANY
PARTICIPATION AGREEMENT

Protective Life Insurance Company, (on behalf of itself and each segregated asset account of the Company set forth in Schedule B, as may be amended from time to time (the “Separate Accounts”)), Investment Distributors, Inc., AllianceBernstein L.P., and AllianceBernstein Investments, Inc., hereby amend the Participation Agreement (“Agreement”) dated December 16th, 2020, as amended, by doing the following:

  Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

  Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

  Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 15th day of March, 2021.

PROTECTIVE LIFE INSURANCE COMPANY
By:	/s/ Steve Cramer
Name:	Steve Cramer
Title:	Chief Product Officer – Retirement Division
INVESTMENT DISTRIBUTORS, INC.
By:	/s/ Barry K Brown
Name:	Barry K Brown
Title:	President
ALLIANCEBERNSTEIN, L.P.
By:	/s/Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Assistant Secretary
ALLIANCEBERNSTEIN INVESTMENTS, INC.
By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey
Title:	Assistant Vice President

SCHEDULE A
Portfolios of
AllianceBernstein Variable Products Series Fund, Inc. (“AB VPS”)

AB VPS Growth and Income A
AB VPS Small/Mid Cap Value A
AB VPS Growth and Income B
AB VPS Large Cap Growth B
AB VPS Small Cap Growth B
AB VPS Small/Mid Cap Value B

SCHEDULE B
Separate Accounts of the Insurer

Protective COLI PPVUL Separate Account
Protective COLI VUL Separate Account
Protective Variable Annuity Separate Account (12/23/1993)
PLICO Variable Annuity Account S